EXHIBIT 99.1

Pure Cycle Corporation Announces

First Quarter 2006 Financial Results

Thornton, Colorado -- January 13, 2006 -- Pure Cycle Corporation (the “Company”) (NASDAQ Smcap: PCYO) announces results for the quarter ended November 30, 2005.

The Company posted a net loss of $205,100 ($.01 per share) on revenues of $65,600 for the quarter ended November 30, 2005, compared to a loss of $206,000 ($.02 per share) on revenues of $54,000 for the quarter ended November 30, 2004. The reduced loss is mainly attributable to lower salary and related costs due to the Company’s former CEO retiring in November 2004, offset by the expensing of stock compensation costs under Financial Accounting Standards No. 123 (revised 2004).  Financial highlights are presented below.

The Company will host a conference call to discuss the results during its Annual Stockholders’ Meeting, Tuesday January 17, 2006 at 2 pm Mountain. The call will be hosted by the Company’s President, Mark W. Harding.

Additional information regarding the Annual Stockholders’ Meeting is included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on December 12, 2005.

CALL INFORMATION

What:	First quarter fiscal 2006 earnings call

When:	Tuesday January 17, 2006 at 2:00 pm Mountain

To listen:	Click on the link posted on the Company’s website: www.purecyclewater.com Log-on 5 minutes early in case downloads are required.

To Participate:	To participate in the call dial toll free: (877) 407-9210 also log-on to our website to view the slides.

REPLAY INFORMATION
The call will be available for replay until 11:59 p.m. on January 24, 2006:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	186187

A digitized replay will be available on the Company’s Website through March 31, 2006.

For questions, please contact Investor Relations at info@purecyclewater.com.

FINANCIAL HIGHLIGHTS

Unaudited Results of Operations

	Three months ended November 30,
	2005	2004
Total revenues	$65,600	$54,000
Total cost of revenues	(7,600)	(10,400)
Gross margin	58,000	43,600

Total operating expenses	(302,400)	(270,500)
Other income (expense)	39,300	20,900
Net loss	$(205,100)	$(206,000)

Weighted average shares outstanding (basic and diluted)	14,371,263	13,330,421
Loss per share	$(0.01)	$(0.02)

Financial Position Data

	November 30, 2005	August 31, 2005
	(unaudited)
Current assets	$5,457,700	$5,740,000
Total assets	$25,988,500	$26,047,000

Current liabilities	$518,200	$689,000
Total liabilities	$10,532,100	$10,694,000

Total stockholders’ equity	$15,456,400	$15,353,000

Company Information

Pure Cycle owns water assets in the Denver, Colorado metropolitan area and on the western slope of Colorado.  Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and fiscal year ended August 31, 2005 Annual Report are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.